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EXHIBIT 5.1

[Letterhead of Hunton & Williams]

March 15, 2002

RFS Hotel Investors, Inc.
RFS Partnership, L.P.
RFS 2002 Financing, Inc.
RFS Leasing VII, Inc.
c/o RFS Hotel Investors, Inc.
850 Ridge Lake Boulevard, Suite 300
Memphis, Tennessee 38102

RFS Partnership, L.P. and RFS 2002 Financing, Inc.
9.75% Series B Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as counsel to RFS Partnership, L.P., a Tennessee limited partnership (the "Company") and RFS 2002 Financing, Inc., a Tennessee corporation ("Finance" and, together with the Company, the "Issuers"), in connection with the registration by the Issuers of $125,000,000 in aggregate principal amount of the Issuers' 9.75% Series B Senior Notes due 2012 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 (as may be amended and supplemented, the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), for the purpose of effecting an exchange offer (the "Exchange Offer") for the Issuers' outstanding 9.75% Series A Senior Notes due 2012 (the "Old Notes"). The Exchange Notes are to be issued in the Exchange Offer pursuant to the Indenture (the "Indenture"), dated as of February 26, 2002, among the Issuers, RFS Hotel Investors, Inc., a Tennessee corporation ("RFS"), RFS Leasing VII, Inc., a Tennessee corporation ("Leasing" and, together with RFS, the "Guarantors") and U.S. Bank National Association, as Trustee, in exchange for the Old Notes, of which $125,000,000 in aggregate principal amount is outstanding.

        In connection with the foregoing, we have examined the following documents:

  (i)
  the Registration Statement, including the Prospectus contained therein;

  (ii)
  the Indenture;

  (iii)
  the global securities representing the Old Notes;

  (iv)
  a specimen of the global security representing the Exchange Notes;

  (v)
  the guarantees dated February 26, 2002 issued by each of the Guarantors in connection with the issuance of the Old Notes;

  (vi)
  the form of guarantees (the "Guarantees") to be issued by each of the Guarantors in connection with the issuance of the Exchange Notes; and

  (vii)
  the originals (or copies identified to our satisfaction) of such documents and records of the Issuers and Guarantors, together with certificates of public officials and officers of the Issuers and Guarantors, and such other documents, certificates, records and papers as we have deemed necessary for purposes of the opinions set forth in this letter.

        For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals, and (iii) the genuineness of all signatures.

        Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

        1.    The Company is a limited partnership duly formed and validly existing in good standing under the laws of the State of Tennessee.

        2.    Finance and each of the Guarantors has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Tennessee.

        3.    The Indenture has been duly authorized by the Issuers and the Guarantors and constitutes a valid and legally binding obligation of the Issuers and the Guarantors.

        4.    The execution of the Guarantees to be endorsed on the Exchange Notes has been duly authorized by all necessary corporate action of the Guarantors, and when executed and issued, the Guarantees to be endorsed on the Exchange Notes will constitute valid and legally binding obligations of each of the Guarantors enforceable against each of the Guarantors in accordance with their terms, except as may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

        5.    The issuance of the Exchange Notes has been duly authorized by all necessary corporate action of the Issuers and, when executed by the Issuers, authenticated and delivered by the Trustee, and issued in accordance with the Indenture and as described in the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Issuers entitled to the benefits of the Indenture and will be enforceable against the Issuers in accordance with their terms, except as may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity.

        We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,
/s/ HUNTON & WILLIAMS

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RFS Partnership, L.P. and RFS 2002 Financing, Inc. 9.75% Series B Senior Notes due 2012